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                                                                   EXHIBIT 10.11

                                  AMENDMENT NO. 1
                                        TO
                                EMPLOYMENT AGREEMENT

    THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT is made and entered into this 24th day of April, 2001, to be effective for all purposes as of August 21, 2000, by and between CHICO'S FAS, INC., a Florida corporation (the "Company"), and PATRICIA MURPHY, residing at 127 Vista Lane, Naples, Florida 34119 (the "Employee").

                                W I T N E S S E T H:

    WHEREAS, the parties hereto have entered into that certain Employment Agreement dated August 21, 2000 by and between the Company and the Employee (the "Employment Agreement"); and

    WHEREAS, the Company and the Employee have agreed to amend the terms of the Employment Agreement in certain respects as set forth in this Amendment No. 1 to Employment Agreement (the "Amendment").

1.  OTHER TERMINATIONS

    Section 8(d) of the Employment Agreement shall be replaced in its entirety by the following:

        (d)  Rights Upon Change in Control.

            (i)    If a Change in Control of the Employer, as defined in
Section 8(d)(ii) shall occur and the Employee shall:

                   (1) voluntarily terminate her employment within one year following such Change in Control and such termination shall be as a result of the Employee's good faith determination that as a result of the Change in Control and a change in circumstances thereafter significantly affecting her position, she can no longer adequately exercise the authorities, powers, functions or duties attached to her position as an executive officer of the Employer; or

                   (2) voluntarily terminate her employment within one year following such Change in Control, and such termination shall be as a result of the Employee's good faith determination that she can no longer perform her duties as an executive officer of the Employer by reason of a substantial diminution in her responsibilities, status or position; or

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                   (3)   have her employment terminated by the Employer for
        reasons other than those specified in Section 8(b)(ii) within one (1) year following such Change in Control;

    then in any of the above three cases, the Employee shall have, instead of the further rights described in Section 3(a), the right to immediately terminate this Agreement and a nonforfeitable right to receive the sum of the monthly amounts of her Basic Salary for a period equal to 36 months plus three times her most recently set annual target bonus.

            (ii) For purposes of this Agreement, a "Change in Control" shall mean:

                   (1) the obtaining by any party of fifty percent (50%) or more of the voting shares of the Employer pursuant to a "tender offer" for such shares as provided under Rule 14d-2 promulgated under the Securities Exchange Act of 1934, as amended, or any subsequent comparable federal rule or regulation governing tender offers; or

                   (2) individuals who were members of the Employer's Board of Directors immediately prior to any particular meeting of the Employer's shareholders which involves a contest for the election of directors fail to constitute a majority of the members of the Employer's Board of Directors following such election; or

                   (3) the Employer's executing an agreement concerning the sale of substantially all of its assets to a purchaser which is not a subsidiary; or

                   (4) the Employer's adoption of a plan of dissolution or liquidation; or

                   (5) the Employer's executing an agreement concerning a merger or consolidation involving the Employer in which the Employer is not the surviving corporation or if, immediately following such merger or consolidation, less than fifty percent (50%) of the surviving corporation's outstanding voting stock is held by persons who are stockholders of the Employer immediately prior to such merger or consolidation.

            (iii) The provisions of Section 8(c) and this Section 8(d) are mutually exclusive, provided, however, that if within one year following commencement of an 8(c) payout there shall be a Change in Control as defined in Section 8(d)(ii), then the Employee shall be entitled to the amount payable to the

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    Employee under Section 8(d)(i) reduced by the amount that the Employee has received under Section 8(c) up to the date of the change in control. The triggering of the lump sum payment requirement of this Section 8(d) shall cause the provisions of Section 8(c) to become inoperative. The triggering of the continuation of payment provisions of Section 8(c) shall cause the provisions of Section 8(d) to become inoperative except to the extent provided in this Section 8(d)(iii).

2.  MISCELLANEOUS

    Unless specifically modified, added or deleted by this Amendment No.1, all terms and provisions of the Employment Agreement remain in full force and effect throughout the term of the Employment Agreement, as amended.

    IN WITNESS WHEREOF, the parties hereto have executed this Amendment the day and year first above written.




                                       CHICO'S FAS, INC.


                                       By:       /s/ Marvin J. Gralnick
                                          -------------------------------------
                                          Marvin J. Gralnick, President

                                                           "Company"



                                            /s/ Patricia Murphy
                                       ----------------------------------------
                                       PATRICIA MURPHY

                                                           "Employee"




                                       3.